UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  August 16, 2005

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about September 21, 2005.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 3, 6, 11, 12, 15, 17, 20, and 24, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING SECOND QUARTER 2005 RESULTS

1.                                      Expeditors reported in its newsflash dated July 5, 2005 that the “…transpacific airfreight market has shown exceptional demand for available capacity…” during June driven by ocean to airfreight diversion as shippers rushed to beat textile quotas on Chinese imports.  Can you please provide further detail on this comment?  Did specific large Expeditors customer accounts convert ocean freight to airfreight or was this across Expeditors customers who move textiles out of China into the U.S?  How strong was total airfreight tonnage growth during the month of June 2005?  How did consolidated airfreight yields fare during the quarter?  What is your outlook for airfreight tonnage growth and yields for the second half of 2005?

Yes, there was some diversion from ocean to air during the last part of June 2005.  This was primarily related to “safeguard” goods, “safeguard” being the new WTO euphemism for limitations on certain imports from the People’s Republic of China following the elimination of the word “quota” as a result of the official demise of this system at the end of December 2004.  New word, same rush to beat a pending deadline.

Again, we feel the need to point out that the diversion of cargo from ocean to air will make whatever dent is going to be made in the airfreight markets only.  The amount of cargo that can move by air, relative to that moving by ocean, is not enough to be noticed in the ocean market.  The amount of airfreight capacity that would be required to make any sort of splash in the ocean markets literally does not exist.

On a relative basis, airfreight tonnage growth in June 2005 compared with June 2004 wasn’t that great (about 5.5%), but we remember that the second quarter of 2004 was a real “boomer” for airfreight, so there is a “being up slightly on being up a whole lot” factor that needs to be kept in mind when looking at this tonnage comparison.

Airfreight yields did diminish, but net profit per kilo was very close to that recorded for the same period of 2004.  As we have pointed out in this forum previously, merely passing on a price increase has the effect of depressing yields.  Which is to say that if our cost goes up by say twenty-five cents a kilo, even if we immediately pass 100% of this increase forward, yields drop.  To maintain the yield, we would need to add a profit element to the surcharge.

When analyzing the extent lower yields might have impacted profitability, particularly during periods of rapid rate increases and/or when surcharges are applied, the initial exercise is to compare net yield per kilo between comparable periods.  In the case of the second quarter of 2005, our global net profit per kilo was down about 1.3 cents per kilo from the same period of 2004.  While we’re not happy about this, it is hardly catastrophic.  Given that we are not constrained by fixed capacity, we are able to suffer a per kilo drop and actually mitigate this by handling greater volume.  In fact, during this period our global tonnage increased 5.5%.  So long as we don’t have to add incremental headcount, additional volume with some margin increases profits.  While there are many benefits to the non-asset based model, no company can lose money on every shipment and make it up with volume.  Why some of the other guys keep trying to do this is beyond us.

As for the remainder of 2005, we would have to check our long-term freight backlog manifest in order to begin to understand future volumes.  Then we have to read the reports on future pricing and costs.  Unfortunately, we have misplaced the long-term freight backlog manifest and we stopped subscribing to the future pricing and cost trade publications in an effort to control expenses.  In other words, we still don’t make predictions.  What we will share, however, are some observations about historical market activity.  Airfreight rates tend to go up in the third and fourth quarters, as traffic volumes seasonally increase.  As of mid-August 2005, we don’t see any reason why this pattern will not hold for another year.  Rest assured that when we learn what this means, we will share the results with all of you.

2.                                      Can you provide an estimate as to the percentage of net revenue by import and export volume flows for each of Expeditors’ reporting divisions?

The last time we answered this question was question 4 back in an 8-K turned loose on November 15,  2000.  We thought it would be interesting to compare estimates between periods.  Without further build-up, the results are:

	2000		2005
	Exports	Imports	Exports	Imports
North America	35%	65%	30%	70%
Far East	85%	15%	65%	35%
Europe and Africa	40%	60%	40%	60%
Middle East and Indian Subcontinent	55%	45%	30%	70%
Australasia	15%	85%	20%	80%
Latin America	20%	80%	25%	75%

The only shifts we think warrant comment came in the Middle East and Indian Subcontinent Region and the Far East.  The drastic shift in the Middle East and Indian Subcontinent is a reflection of substantial growth of imports into markets such as India, Turkey and Egypt. The shift in the Far East is due to increases in inter-Asia traffic and the growth of imports into the markets of Japan, Korea and the People’s Republic of China.

3.                                      In your opinion who are the biggest winners and losers as ocean volumes are diverted away from the West Coast ports to other ports of call in the grand scheme of domestic transportation providers?

Our Mama’s didn’t raise us to be fools.  We’re not going to get sucked into handicapping the winners and losers among ground carriers and ports.

What we will say is that if congestion continues to be an increasing problem for the West Coast’s largest ports (Los Angeles/Long Beach) such that the long-term consistency and reliability of supply-chains are in doubt, we will likely witness an increase in the “all water” routes from the Far East to the East Coast and Southern ports of the United States.  While more expensive and requiring nominally longer transit times, this may be a price customers are willing to pay for regularity of service.

The other West Coast ports are busily promoting their capabilities as serious, even desirable, alternatives to Los Angeles/Long Beach.  Unfortunately for all involved, the main selling points of using one of these alternative ports for freight which has traditionally transited Los Angeles/Long Beach has more to do with selling against and capitalizing on Los Angeles/Long Beach’s current challenges and less to do with the alternative port’s innate advantages.  Most of the freight that could capitalize on these innate advantages has already been transiting through those ports for a long time.

4.                                      In the second quarter 2005 earnings press release Peter Rose commented that business accelerated throughout the quarter.  Did business in July 2005 continue the trend?

From what we know at this point, the results for July 2005 were good.  In fact, they were nearly as good as June 2005, which was a record month by a very substantial margin.  That makes July 2005 the second best month we’ve ever had, again, by a wide margin.  We think this was seasonally good news.

5.                                      Do you have an idea as what the foreign exchange gains or losses were in the second quarter of 2005 and will you share this number with us?

We had foreign currency gains of about $220,000 (no 000’s omitted) offset by foreign currency losses of approximately $320,000 for an approximate net foreign currency loss of $100,000.  There, we shared the number, but we firmly believe that it is immaterial to the point of being completely insignificant.

6.                                      Will you please comment on current trends in the air and the ocean business?  We have been hearing mixed reports, depending upon who we talk to.

You do have to be careful who you listen to, some folks seem to have a limited understanding.

At Expeditors, ocean volumes have been strong all year.  This is evidenced by monthly container count increases in the neighborhood of 20% when measured year-over-year.  On the other hand, airfreight tonnage measured year over year is not looking particularly robust.  But as we noted above, this needs to be tempered by knowledge of the tremendous surge in airfreight that was experienced in the second quarter of 2004.

While the quarter-over-quarter comparisons, for the second quarter of 2005, might not have shown the spectacular growth that people crave, the fact that we more than held our own indicates that there is a good foundation of business and experiences has taught us to look for future growth, be it in the last half of 2005—or the next year.

So in summary, rates are generally higher on what appears to be a solid base of business.  While we hate to make broad general statements, being keenly aware of what French author Alexandre Dumas meant when he said “All generalizations are dangerous, even this one,” generally speaking, this looks like the kind of situation that we like.

7.                                      Will you please comment on business segments?  For example, you said that retailers rushed imports from the PRC in June 2005.  Are you still seeing that?  Are there any other industry groups that are noticeable in either direction (good or bad?)

Most of what the retailers were rushing went by airfreight.  As explained above, this action was taken to make sure that commodities approaching the safeguard limits would arrive into the U.S. in time to qualify for importation during 2005.   Tech and manufacturing were primarily focused in the normal rush to ship product in order to book quarter-end sales.

8.                                      Please provide the headcount by geography/segment for the second quarters of 2005 and 2004.

	As of June 30,			%
	2005	2004	Inc.	Inc.
North America	3,571	3,141	430	13.7%
Asia	2,506	2,323	183	7.9%
Europe and Africa	1,722	1,603	119	7.4%
Middle East and Indian Subcontinent	839	751	88	11.7%
South Pacific	206	182	24	13.2%
Latam	504	425	79	18.6%
Information Systems	428	341	87	25.5%
Corporate	128	100	28	28.0%
	9,904	8,866	1,038	11.7%

9.                                      Please provide the volume growth for air and ocean freight in the months of June and July 2005.  Did much of the airfreight demand related to the textile/retail shipping ahead of quotas continue into August 2005?

We don’t have the complete July 2005 tonnage or container figures as of yet so we cannot comment on those figures.  Turning to the June 2005 figures, volume growth for airfreight was about 6% and ocean was about 20%.  To the extent that safeguards on specific items are closing throughout the remainder of the year, we do expect to see a series of last minute rushes (that would typically mean airfreight) right up to the point in time that the safeguard limit is reached and importations of that particular item are suspended for the remainder of 2005.  Some of this activity did occur in August 2005.

10.                               Could you explain the factors in the second quarter of 2005 that led to the lower airfreight yields?  On a qualitative basis, how much of an impact were the following: competitive pricing, higher fuel surcharges, inability to pass surcharges through in a timely manner, and charter activity.  Typically in times of weaker demand and/or more available capacity, yields improve.  Do you expect this historical pattern to hold true in the near- and long-term.  How many charters did you complete in the second quarter of 2005 versus the same quarter of 2004?

Lower yields, in and of themselves, aren’t necessarily alarming.  All other things being equal, if you are pushing cost increases along, your yields will contract even though your profit per kilo remains the same.

Since we are having a hard time selling this notion, perhaps a numerical example will be helpful.  Assume that based on our volumes and freight mix on the route, Expeditors’ buy rate for a shipment from Lower Slobovia to Upper Crustacia  is $.80 per kilo and the rate offered to our customers is $1.00 per kilo.  We would have a net revenue margin of $.20 and an airfreight yield of 20%.  Now, let’s say that the price of fuel goes up and airlines impose a 10% fuel surcharge.   Our costs go from $.80 per kilo to $.88 per kilo.   Now if we do nothing, our net revenue margin becomes $.12 and our yield becomes 12%.  Clearly an undesirable result from our standpoint.

In order to maintain our margin, we immediately turn to the customers and begin the time-honored ritual of negotiating to pass on a fuel surcharge.  This is a very complex ritual that the uninitiated can easily fail to fully appreciate.  We can’t reveal too much about the mechanics or we would have to raise your subscription price for access to this 8-K, but after some period of time the rate charged to our continuing customers will move from $1.00 per kilo to $1.08 per kilo.   Internally, we will have maintained our per fuel surcharge margin of $.20 per kilo, but the yield is now only 18.5% which as fans of the basis point know is a whopping 150 basis point decline.

Now we began this discussion with the assumption that all other things were equal.  However, we all know they never are, so of course other factors were at play in our second quarter of 2005 as well.  This is an environment of rising fuel prices and part of the fuel price surcharge discussion is that these things can take a little time and they are never easy.  Fuel surcharges are never immediate so this delay is a factor.  Competition and seasonality are constants, so they are also no doubt factors to some degree.   Significant charter activity will also influence yields, but we did not do enough in 2005 to make any meaningful difference.

11.                               Two of the major European forwarders cited increasingly competitive pricing by other forwarders in the international airfreight market.  Has Expeditors experienced similar trends?  Do you get the sense from customers that demand for airfreight will reaccelerate in the last six months of 2005?

We think we’ve seen the same trend—for about 25 years now.  Since when hasn’t there been competitive pricing in the international airfreight market?  A couple of major European forwarders citing competitive pricing by “other forwarders” in the international airfreight market is like a couple of great white sharks complaining that the “other sharks” are involved in a feeding frenzy.  What they are really communicating is that they didn’t get enough to eat.

Now we know that great white sharks can’t talk, but we doubt that they ever voluntarily turn away from a chance to eat.   On the other hand it is possible to imagine that the water might eventually get too shallow for these behemoths or that an old shark may just swim too slow to catch much.

Given the historical patterns of airfreight volumes over the past couple of years, we’re not sure that we can agree with the “reaccelerate” observation.  There is a great deal of airfreight moving out there.  Now, if you’re asking what we think about the future rate of growth for airfreight during the second half of 2005, we’d have to say that sounds an awful lot like a plea for a prediction.    What we will say is that when you can still grow, however modestly, on what was a very strong base, things usually bode well for the future.  At least that has been our experience so far.

12.                               Why was the U.S. margin so strong year over year and what were the primary factors pressuring the Asian margins in the second quarter of 2005  compared to the same period of  2004?

There are two reasons for the U.S. margins being what they were in the second quarter of 2005.  The first is the talent and dedication of our U.S. personnel, who have become extremely adroit at process management, process improvement and cost control.  The other reason is the way we split profits between origin and destination on airfreight shipments and the impact continued rate increases and fuel surcharges has on that process.   This second reason also explains why Asian margins appear “pressured” to you as you make your quarter-over-quarter comparison.  As always, we’ll try to explain.

On airfreight moving to the U.S. from Asia, the origin office accrues, as a component of their cost of transportation, a destination “commission” representing the destination office’s profit on that shipment.  This cost is subtracted from revenue in arriving at their “net revenue” on the transaction.   It is important at this point to understand that this commission is determined as a fixed percentage of the top-line airfreight and is therefore completely independent of origin profitability.  This top-line amount includes any rate increases or surcharges that are just being passed forward to the customer.  In a period of rate increases and cost pressures (as we’ve had during the past year), as rates go up, the more the U.S. commission increases at the expense of Asia’s profits.  This is the way it is because of the imbalance of trade moving between Asia and the U.S.  — the U.S. is much more inbound oriented and Asia is much more export oriented.

If our word is not good here, the table in the answer to question 2 in this 8-K bears this out.  Were we perfectly balanced between imports versus exports on the U.S./Asia trade lane (which realistically will probably never happen) the effects of the commission would be neutralized and the last two paragraphs would never have been written.

We believe that we need to add a caveat here:  it is dangerous and likely even counter-productive to try to analyze our “segments” as reported in our financial statements without keeping in mind that our geographic regions are very symbiotic and activity between and among the different areas is highly inter-related.  This is not the typical case in that most companies with diverse geographic operations can operate in isolation one from another.  Since everything we handle starts one place and ends up somewhere else, looking at one geographic area in isolation can lead to mistaken judgments about the relative strengths and weaknesses of  that particular region.

13.                               I understand that the discretionary repurchase activity in the first and second quarters of 2005 was to offset option dilution.  What were the factors that led to the restart of the discretionary plan after several years of inactivity?

There weren’t a lot of factors really.  We just thought it was a good idea, an idea whose time had come. We’d talked about it for some time and felt that, with all of the furor over option dilution, now was the right time.  We have the cash balance and the operating cash flow so we decided to keep the number of issued and outstanding shares constant.  While we would like to spout off an erudite economic postulate in support of our financial sophistication, it was really a very simple decision.

14.                               In your Far Eastern operations for the second quarter of 2005, while you had strong revenue growth of roughly 15%, operating income was essentially flat.  Can you discuss the reasons as to why this occurred?

While it is true that revenue was up 15% for the Far East in the second quarter of 2005, net revenue was up less than 5%.  Basically yields on airfreight were squeezed and as a result we didn’t generate sufficient net revenue off of that 15% revenue growth to grow the bottom line.   As explained in question 12 above, the commission for destination offices was also a determining factor.

15.                               Salaries and related costs as a percent of net revenue generally drops from the first quarter to the second quarter by well over 100 basis points (although this did not occur in 2003).  In the second quarter of 2005 the decline was minimal.  Is this cost line becoming a bit more fixed as time goes by?

No, we don’t believe that payroll is becoming more fixed, if anything, we believe that it is marginally less fixed and more variable with the profitability of the company.  If you look back historically, you will see quarters where the trend you cite did not materialize—in fact as you point out we only have to look back to 2003 to see that salaries and related costs as a percentage of net revenue, first quarter versus second quarter, showed only a 5 basis point drop (55.03% versus 54.98%) .   We’ve often had these little “blips” and they rarely last longer than a quarter or two.

At the same time, suffer no illusions that this fact escaped management’s attention.  It did not.  However, this is not the end of freight forwarding as we know it either.  At this point we believe the lack of a bigger drop is the result of a timing difference combined with some net revenue pressure emanating from the airfreight markets.  In other words, we could have used a little more net revenue.

Now, if we are honest here, we haven’t liked most of the questions we have received that take financial analysis down to the level of basis points.  In fact, we suspect that basis points are often used to magnify the nature of something that just may not be all that important.  When you get down to basis points, you are getting into a financial hog wallow of sorts and in a wallow, the best that can be said is that the fluid is murky, the company of questionable character and the smell is just not that great.

Having gotten some on us, we need to point out that internally we look at this stuff on a quarter on quarter basis (measured one year to the next as opposed to a sequential look), which for us is a little more meaningful in recognition of the seasonal difference among quarters.  When we look at the ratio in this way we note that there was a nearly 1% increase.  This lacks the precision of saying we had a 72 basis point increase, but it certainly grabs our attention.

There has been some historical variability to this number.  If we were to look back to the second quarter of 2003, we would see that the 2005 number (high though it was in comparison with 2004) was some 119 basis points better than the 2003 number.  The 2005 number was also 52 basis points higher than the second quarter of 2000.  Alternatively, look at 2001 and you see that this number was 69 basis points lower than the 2005 result.  When we look at a six month salary as a percentage of net revenue number for 2005 and 2004, we see an inexplicable 2 basis point difference between these two six-month periods.  Should we feel better that 2005 was actually 2 basis points better?

Our point here is that perhaps when we try to define the meaningfulness of our analysis too narrowly and then extrapolate that analysis too broadly, we end up focusing on issues that while interesting, may not be truly meaningful.

16.                               Air Freight margins appear to be contracting.  Is this a function of customer pricing not keeping pace with air carrier pricing increases or is this generally a matter of discounting?

During the second quarter of 2005 there was some of each, but more of the former than the latter.

17.                               Do you believe the pro forma disclosure provided in your most recent 10-K filing under Note 1, “Summary of Significant Accounting Policies” under “ I. Stock Option Plans” presents a close approximation, on a proportional basis, of the effect that adoption of SFAS 123(R) will have on your reported diluted earnings per share?

While the crux of this question is pertinent, the author’s choice of wording was extraordinarily poor.   Since we sign a Form 10-Q under penalties of perjury, wouldn’t we be stupid to put something in our financial statements, even as a pro forma disclosure, that we didn’t believe?   For the record, we do believe that the numbers we’re disclosing  as the potential effect of expensing stock options under GAAP actually do reflect the numbers that would have shown up on our Statement of Earnings if we were required to expense stock options.

During the second quarter of 2005, we reported $.40 per share as diluted E.P.S. and had we been required to implement FAS 123 R, we would have recorded $.32 per share.   As we also noted, during the second quarter of 2004, we would have reported $.27 per share as diluted E.P.S. with option expensing as opposed to the $.34 per share we reported.   Apples to apples, that means that we had 18% growth on a quarter over quarter comparison without expensing options and we would have had a 19% E.P.S growth had we adopted FAS 123 R.  Of course, we would have generated the same amount of cash regardless of how we accounted for stock options, but this is just another way of saying that in our view we are the same corporation from an intrinsic value standpoint no matter what the GAAP rules may require.

By rule, past pro-forma disclosures become the historical “book” numbers once option expensing becomes GAAP.  Looking to the future, but without going too deep into the bowels of the Black-Scholes calculation, there is one factor that could create a significant change in the expense associated with options—the stock price volatility.  In our pro-forma disclosures we have used the historical volatility of Expeditors as the best proxy for future volatility.   It has been our view that anything else would have left us vulnerable to claims that we were making predictions about the future — something that regular readers know we claim absolutely no ability to do.

With hindsight, our use of historical volatility was probably pretty accurate, but this is the result of serendipity rather than any sort keen foresight.  We were looking for a volatility figure of known parentage, rather than predictive brilliance.

However, now that GAAP is taking us all off the deep end, we will need to abandon our historical touchstone and embrace the unknown and unknowable.  This is GAAP in the brave new Sarbanes-Oxley world after all.  We have read experts who devote a great deal of ink to teeth gnashing over potential legal liability for a corporation to accurately estimate future volatility.  Much like the three bears, if your estimate is too high you overstate the expense and understate earnings and depress the stock.  However, if you estimate too low you will have understated the expense and artificially inflated your stock.  The only solution is to use the volatility figure that is just right.  Only Goldilocks and a securities litigator using the clarity of hindsight will know for sure.  What a country.

So let us just say right here in a document available on the SEC web site that we firmly believe that we are unlikely to accurately predict future volatility for our stock.  Even though we expect that we will get the future volatility wrong, we are going to make our best effort in the attempt.  This effort will likely move us away from the touchstone of historical volatility into the great unknown, but such is the brave new world of Omaha inspired GAAP.

18.                               Salaries and related during the second quarter of 2005 were up notably as a percentage of net revenue at 70 basis points year over year versus the 80 basis points of year over year decline reported during the first quarter.  What drove this expense increase up in the second quarter?  Did Expeditors add a material number of new employees during the quarter?

Another basis point question.  That observation aside, we did have a move upward in salary expense measured as a percentage of net revenue.  The first quarter, historically being the slowest quarter of a year, is typically the quarter that our District Managers really attempt not to add headcount.   As we get into the second quarter, these managers realize that if new employees are going to do them any good at all as the peak season descends upon them, they need to identify and hire individuals in advance of absolute necessity.  Perhaps the slightly earlier peak in 2004 taught the District Managers more than the results of the second quarter of 2005 would justify in hindsight, but around here these decisions are made locally not from on high.

19.                               During the second quarter of 2005, Expeditors recorded 20 basis points of year over year ocean freight gross yield improvement.  What was the primary driver in this improvement?  What are Expeditors expectations for ocean freight gross yields or container ship capacity pricing going forward?

Not to carry a nautical theme too far here, but we regard a 20 basis point change in our ocean freight yields as having as much significance as a good spit in the ocean.  Let’s just put that down to “no real change”, we don’t know about you, but we don’t think this 8-K needs another trip to the basis point hog wallow.

20.                               In preparing or adopting the new FAS 123(R) expensing of stock options rule which will take effect at the beginning of 2006, some companies have accelerated the vesting of out of the money stock options in order to lower the future cost impact.  Has or will Expeditors take similar action and accelerate the vesting of out of the money stock options?  If so what impact has or will this have on your expectations for future stock options expense?   Currently what are Expeditors’ expectations, on a per share basis, for the impact of expensing stock options during 2006?

This is an easy one.  As of mid-August 2005, we have no stock options where the exercise price is above current market prices (an underwater option).  The directors’ options granted and priced according to that plan on June 1, 2005 were underwater at the close of June, all 64,000 of them, but that is not the present case.   These options vest on the day they are granted, but this is a long standing policy recognizing our view of the outside director’s role, not a gimmick to defeat option expensing.

We are aware that there is a lot of what we call “denominator engineering” going on out there, which to us, seems like the ultimate waste of time.  From an economic standpoint, we will be the same company no matter what the accounting rules may require.  Companies that are taking steps to jiggle their stock option expense appear to have lost sight of this fact.  Of course they also have underwater options and no doubt worry about the price of their stock rather than the profitability of their companies.

The change in option accounting will be an interesting test of the theory of the efficient market.  If the market has been efficient, this option information has been out there all along.  If financial analysts are the professionals they are compensated as, our future option dilution has already been priced into our stock.  If not, then we know that the stock market is like taking a random walk in a very bad neighborhood.

What we like about stock options has never been the accounting treatment.  To us, stock options used in moderation are the best sort of long-term compensation in a service business like ours because they are worthless unless the total value of the company expands.  In order for our employees to gain anything, every other shareholder gained as well.  Sure some companies may have abused options, but let’s all quit pretending that changing an accounting rule or adding another certificate signed under penalty of perjury is going to stop individuals inclined to cheat in order to get ahead.

21.                               Is there any sense that the 2005  peak season might be flatter in nature than past seasons given tight transport capacity as well as notable port infrastructure issues that shippers have experienced over the past few years (especially in 2004)?  What have business trends been in air and ocean volumes for Expeditors through July and so far what you have seen in August 2005?

It is a fact that peak has begun somewhat earlier in the past couple of years.  Why this has happened is really a matter of speculation.  We could not rule out concerns over port infrastructure nor could we eliminate the effect that the new safeguard regime will have on 2005.  The important thing for us to focus on is serving the customer whenever their supply chain needs require our services no matter what the underlying reason may be for the requirement.

22.                               Operating margins posted the lowest rate of year-over-year improvement in two years.  To what degree is this representative of a lack of productivity improvement in a less robust freight environment versus more limited opportunities to trim discretionary expenses?

What a question.  Who created the expectation that operating margins need to improve, at an increasing rate no less, in order to avoid insinuations of “lack of productivity improvement?”

At Expeditors, we know that we have very good operating margins, certainly among the best, if not the best in our industry.  After all, our operating margins are nearly double those reported by some of our larger competitors.  Internally, we are consistently surprised by our manager’s ability to generate operating margin improvements.  The fact that operating margins improved at a lower rate of improvement than has been experienced in the recent past doesn’t seem to be a cause to worry.

A great deal of hard work goes into servicing customers in order to earn quarterly profits.  That we are able to record any sort of productivity improvement given our track record strikes us as worthy of praise, but perhaps this is why we don’t create financial models for a living.

23.                               Air net revenues posted relatively anemic growth.  To what extent did challenges in passing fuel surcharges on to customers impact this growth trend?

As we’ve noted previously, we’re not sure that growth this quarter was necessarily anemic.  We’re more inclined to think that the boom in the prior year’s second quarter was so substantial that the current year’s growth might be a little overshadowed by a direct comparison.

We’re certainly not making excuses, and no one likes growth better than we do, but things did seem to be busy and while the growth in airfreight quarter over quarter was less than the double digit growth recorded in our other products, net revenues seemed to grow very closely in line with tonnage increases, which would indicate that this year’s figures are more a function of volume than they are a reflection of pricing.

24.                               Please discuss the capacity environment within both the air and ocean segments?  Is incremental airfreight capacity entering the marketplace?  Could you also comment on the pricing environment and the magnitude of rate increases being sought by air and ocean carriers?

There seems to be airfreight capacity out there, but we would expect new capacity to become available as demand increases.  Ocean carriers can be expected to start adding capacity in the last half of 2005 and well into the next year.

From a mid-August 2005 vantage point, pricing seems to be rising, but this is exactly what can be expected this time of year.  All other things being equal, the magnitude of the increase will vary by lane and to some extent by commodity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

August 16, 2005	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

August 16, 2005	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer